CARLYLE GMS FINANCE, INC.

WRITTEN CONSENT OF THE BOARD OF DIRECTORS

IN LIEU OF A MEETING

July 18, 2013

The undersigned, being all of the members of the Board of Directors (the “Board”) of Carlyle GMS Finance, Inc., a Maryland corporation (the “Company”) pursuant to the provisions of Section 2-408(c) of the Maryland General Corporation Law, hereby adopt the following resolutions in lieu of holding a meeting of the Board.

WHEREAS, Section 17(g) of the 1940 Act and Rule 17g-1(a) thereunder, which apply to the Company pursuant to Section 59 of the Investment Company Act of 1940, as amended (the “1940 Act”), require a business development company (“BDC”), such as the Company, to provide and maintain a bond which has been issued by a reputable fidelity insurance company authorized to do business in the place where the bond is issued, to protect the Company against larceny and embezzlement, covering each officer and employee of the Company who may singly, or jointly with others, have access to the securities or funds of the Company, either directly or through authority to draw upon such funds of, or to direct generally, the disposition of such securities, unless the officer or employee has such access solely through his position as an officer or employee of a bank (each, a “covered person”);

WHEREAS, Rule 17g-1 under the 1940 Act requires that a majority of the Board who are not “interested persons” of the Company as defined under the 1940 Act (the “Non-Interested Directors”) approve periodically (but not less than once every 12 months), in accordance with the provisions of Rule 17g-1, the reasonableness of the form and amount of the bond, with due consideration to, among other things, the value of the aggregate assets of the Company to which any covered person may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, and the nature of securities and other investments to be held by the Company;

WHEREAS, under Rule 17g-1 under the 1940 Act, the Company is required to make certain filings with the Securities and Exchange Commission (the “SEC”) and give certain notices to each member of the Board in connection with the bond, and designate an officer who shall make such filings and give such notices;

WHEREAS, at the Company’s April 3, 2013 Organizational Board Meeting, the Board previously approved a fidelity bond with Great American Insurance Company having an aggregate initial coverage of $1,000,000 (the “Fidelity Bond”);

WHEREAS, at the July 10, 2013 Organizational Board Meeting of NF Investment Corp. (“NFIC”), an affiliate of the Company, the Board of Directors of NFIC approved adding NFIC to the Company’s Fidelity Bond as well as executing a joint allocation agreement (the “Joint Allocation Agreement”) between the Company and NFIC describing the allocation of premiums paid and any potential recoveries to be received; and

WHEREAS, at this time it is necessary for the Board to approve the addition of NFIC to the Fidelity Bond and participation in the Joint Allocation Agreement.

NOW, THEREFORE, BE IT RESOLVED, that, having considered all factors deemed relevant by the Board, including, but not limited to: (i) the expected aggregate value of the securities and funds of the Company to which officers or employees of the Company may have access (either directly or through authority to draw upon such funds or to direct generally the disposition of such securities); (ii) the type and terms of the arrangements made for the custody of such securities and funds; (iii) the nature of securities and other investments to be held by the Company; (iv) the accounting procedures and controls of the Company; (v) the nature and method of conducting the operations of the Company and (vi) the requirements of Section 17(g) of the 1940 Act and Rule 17g-1 thereunder, the Board, including all of the Non-Interested Directors, hereby determines that the amount, type, form, premium and coverage of the Fidelity Bond, in substantially the form attached hereto, covering, among others, the officers and employees of the Company and insuring the Company against loss from fraudulent or dishonest acts, including larceny and embezzlement, issued by Great American Insurance Company having an aggregate initial coverage of $1,000,000 (which amount may increase pursuant to the terms of the Fidelity Bond), is fair and reasonable, and it hereby is confirmed, ratified and approved;

RESOLVED, that any executive officer of the Company (each an “Authorized Officer”) be, and each of them individually hereby is, authorized, empowered and directed to take all appropriate actions, with the advice of legal counsel to the Company, to provide and maintain the Fidelity Bond on behalf of the Company;

RESOLVED, that the Authorized Officers be, and each of them individually hereby is, authorized, empowered and directed to file a copy of the Fidelity Bond and any other related document or instrument with the SEC;

RESOLVED, that the Authorized Officers be, and each of them individually hereby is, authorized and directed to cause the Company to pay its ratable allocation of the annual premium payable with respect to the Fidelity Bond;

RESOLVED, that the form, terms, and provisions of the Joint Allocation Agreement entered into by the Company, its affiliate, NFIC, and any subsidiaries thereof which reflects the provisions of the Fidelity Bond and relate to the sharing of premiums and division of proceeds in the event of a joint fidelity loss, as required by Rule 17g-1(f), a copy of which is attached hereto, and the transactions contemplated thereby, be, and they hereby are, confirmed, ratified, approved and adopted in all respects;

RESOLVED, that the execution and delivery of the Joint Allocation Agreement by the Authorized Officers be, and they hereby are, confirmed, ratified, approved and adopted in all respects;

RESOLVED, that the Authorized Officers be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Company, to make or cause to be made, and to execute and deliver, all such additional agreements, documents, instruments and certifications and to take all such steps, to perform all of the agreements and obligations of the Company thereunder, and to make all such payments, fees and remittances, as any one or more of such officers may at any time or times deem necessary or desirable in order to effectuate the purpose and intent of the foregoing resolutions; and

RESOLVED, that any and all actions previously taken by the Company or any of its directors, Authorized Officers or other employees in connection with the documents, and actions contemplated by the foregoing resolutions be, and they hereby are, confirmed, ratified, approved and adopted in all respects as and for the acts and deeds of the Company.

IN WITNESS WHEREOF, the undersigned have executed this Consent as of the date first written above.

/s/ Michael J. Petrick	/s/ Kenneth J. Kencel
Michael J. Petrick	Kenneth J. Kencel

/s/ Eliot P.S. Merrill	/s/ Nigel D.T. Andrews
Eliot P.S. Merrill	Nigel D.T. Andrews

/s/ William P. Hendry	/s/ Michael L. Rankowitz
William P. Hendry	Michael L. Rankowitz

/s/ John G. Nestor
John G. Nestor